EXHIBIT 5.1

INTERNATIONAL BUSINESS MACHINES CORPORATION
Office of the Vice President, Assistant General Counsel and Secretary
Armonk, New York 10504

July 29, 2026

International Business Machines Corporation
One New Orchard Road
Armonk, NY 10504

Ladies and Gentlemen:

I am the Vice President, Assistant General Counsel and Secretary of International Business Machines Corporation (herein called the “Corporation”) and an attorney duly admitted to practice in the State of New York. I am familiar with the Post-Effective Amendment No. 1 to Form S-8 Registration Statement (the “Registration Statement”) filed by the Corporation under the Securities Act of 1933 (the “Securities Act”) regarding the shares of capital stock, par value $.20 per share, of the Corporation (the “Shares”) to be issued pursuant to the Confluent Acquisition Long-Term Performance Plan (the “Plan”).

I, working together with members of the Corporation’s legal department, have reviewed such documents and records as I have deemed necessary or appropriate to enable me to express an informed and reasoned legal opinion with respect to the matters covered hereby.

Based upon the foregoing, I am of the opinion that, when issued or sold in accordance with the terms of the Plan, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

I hereby consent to the use of my name in the Registration Statement as the legal counsel who has passed upon the legality of the Shares, as well as to the use of this legal opinion as part of the Registration Statement, as an Exhibit to the Registration Statement.

Very truly yours,

/s/ Jane P. Edwards
JANE P. EDWARDS, ESQ.
VICE PRESIDENT, ASSISTANT GENERAL COUNSEL AND SECRETARY